Exhibit 99.1

Media Contact: Leslie Tullio 571-303-5689 ltullio@executiveboard.com	Investor Contact: June Connor 571-303-6956 jconnor@executiveboard.com
CORPORATE EXECUTIVE BOARD ANNOUNCES NEW CREDIT FACILITY
Arlington, VA—March 18, 2011—The Corporate Executive Board (CEB) (NYSE: EXBD) today announced that it has entered into a five-year, $100 million senior unsecured revolving credit facility with a syndicate of banks led by Bank of America and JP Morgan Chase. While funds available under the credit agreement can be used for general corporate purposes, including potential acquisitions, the company has no immediate plans to draw against the facility.
“Our strong cash position and positive cash flow profile continue to provide ample liquidity for our business, and we have no near-term operating or investing plans that would require additional funding,” said CEB Chairman and CEO, Tom Monahan. “Given current favorable market conditions, we are taking advantage of the opportunity to enhance our capital structure and financial flexibility with an attractive long-term source of financing.”
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